Eagle Rock Announces Credit Facility Amendments and New Upstream
Borrowing Base

HOUSTON, May 28, 2014 (GLOBE NEWSWIRE) -- Eagle Rock Energy Partners, L.P. (the
"Partnership") (Nasdaq:EROC) today announced that its lender group has unanimously approved an amendment to the Partnership's credit facility that allows for greater liquidity and certain covenant relief through the second quarter of 2014. The amendment, among other items, provides for an increase in the midstream component of the facility's total borrowing base and provides for an increase in the Total Leverage Ratio and Senior Secured Leverage Ratio (as
defined in the credit agreement) for the quarter ended June 30, 2014.

The Partnership also announced that effective June 1, 2014, the upstream component of the borrowing base will decrease from $380 million to $330 million as part of the Partnership's regular semi-annual redetermination by its commercial lenders.

After giving effect to the amendment and the redetermined upstream component of the borrowing base, the Partnership's total borrowing base as of June 1, 2014, will be approximately $819 million, an increase of approximately $5 million from the current borrowing base.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a)
midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

CONTACT: Eagle Rock Energy Partners, L.P.
Investor Relations Department
281-408-1203